EXHIBIT 23.5
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name under the heading “Item 4: Description of the Business – Qualified Persons” in the Company’s Annual Information Form for the year ended December 31, 2005, dated March 30, 2006 (the “AIF”), in Management’s Discussion and Analysis of Financial Condition and Results of Operation for the year ended December 31, 2005 (the “MD&A”) and in the 40-F, and to disclosure of a scientific and technical nature pursuant to which I have acted in a supervisory capacity under the heading “Item 4: Description of the Business – Oyu Tolgoi Copper and Gold Project” of the AIF and in the MD&A.
Sincerely,

/s/ Charles P.N. Forster

Name:	Charles P. N. Forster
Title:	P. Geo

Date:	March 30, 2006